UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2007

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17017 (Commission File Number)	74-2487834 (IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 338-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Because of the previously-announced Audit Committee investigation into certain accounting and financial reporting matters, Dell Inc. has not filed certain periodic reports under the Securities Exchange Act of 1934. As a result of the failure to file its Fiscal 2007 Annual Report on Form 10-K on the April 3 due date, the Company suspended the exercise of employee stock options. Until the Company is again current in its reporting obligations under the Securities Exchange Act of 1934, stock options held by current and former employees may expire with the holders having no ability to exercise them or otherwise prevent their expiration. To address this issue, the Company has implemented a program to provide cash payments to current and former employees who hold in-the-money stock options that expire during the period of unexercisability. The program is applicable only during the period in which stock options are unexercisable by reason of our filing delinquency and will terminate when the options once again become exercisable.

Under this program, if an in-the-money stock option expires during the period in which it is unexercisable because of the Company’s reporting delinquency, the Company will make a cash payment to the holder in an amount of up to the difference between the “calculated value” of the option and its exercise price. For this purpose, the “calculated value” is equal to the average closing price of Dell common stock during the week immediately preceding the week in which the expiration date occurred. The payment will be made on or before 45 days after the Company has filed its fiscal 2007 Annual Report on Form 10-K with the Securities and Exchange Commission, so long as the holder executes an agreement providing for a release of any claims the holder may have against the Company and obligating the holder to return the cash to the Company if the holder, while employed by the Company or within one year following receipt of the payment, engages in certain conduct that is detrimental to the Company (such as serious misconduct or breach of confidentiality, noncompetition or nonsolicitation obligations). This program affects approximately 400 current and former employees, and the approved payments to date (including those described herein) total approximately $50 million. The Company will incur a compensation expense equal to the amount of cash to be paid out under the program.

The Leadership Development and Compensation Committee of the Company’s Board of Directors recently approved extending the program to named executive officers who had options that expired on July 18 and 19, 2007. The following table sets forth the amount of the cash payments that have been approved under the program for our principal financial officer and the named executive officers.

	Option			# of Expired
	Expiration			In-the-Money
Option Holder	Date	Options		Cash Payout (a)
Paul D. Bell	7/18/2007	36,800	(b)	$716,717
Donald J. Carty	7/18/2007	192,000	(c)	3,739,392
Rosendo G. Parra	7/19/2007	620,000	(d)	2,370,920
Kevin B. Rollins	7/18/2007	400,000	(e)	7,790,400
(a)	Based on average closing price for Dell common stock during the week of July 9, 2007 through July 13, 2007 ($28.736).

(b)	These options were awarded to Mr. Bell on July 18, 1997, and expired in accordance with their terms on the tenth anniversary of the grant date.

(c)	These options were awarded to Mr. Carty on July 18, 1997 in his role as a member of the Board of Directors, and expired in accordance with their terms on the tenth anniversary of the grant date. Mr. Carty became Vice Chairman and Chief Financial Officer on January 2, 2007, and continues to serve as a member of the Board of Directors. Michael A. Miles, another member of the Board of Directors, held 198,888 options with terms identical to these, and he will likewise be eligible for a cash payment under the program in the amount of $3,873,543.

(d)	Mr. Parra retired from the Company effective April 20, 2007. Under the terms of his option agreements, all unexercised options that were vested at the time of his retirement terminate 90 days after his retirement date.

(e)	These options were awarded to Mr. Rollins on July 18, 1997, and expired in accordance with their terms on the tenth anniversary of the grant date. Mr. Rollins retired from the Company effective May 4, 2007.
The form of agreement applicable to current and former executive officers, including the named executive officers, is attached as Exhibit 10.1 to this report and incorporated herein by reference.
Item 8.01 Other Events.
On July 18, 2007, Dell issued a press release announcing the signing of an agreement to acquire SilverBack Technologies, Inc. The planned acquisition will not be final until all closing conditions are met. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	—	Form of Release Agreement between the Company and Current and Former Executive Officers with respect to Expired Stock Options.

Exhibit 99.1	—	Press Release issued by Dell Inc., dated July 18, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.
Date: July 24, 2007	By:	/s/ Thomas H. Welch, Jr
Thomas H. Welch, Jr.
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
10.1	Form of Release Agreement between the Company and Current and Former Executive Officers with respect to Expired Stock Options.

99.1	Press Release issued by Dell Inc., dated July 18, 2007.

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